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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Re:  Dominion Bridge Corporation

                  We consent to the incorporation by reference into (i) post-effective amendment on Form S-3 to the Registration Statement on Form SB-2 (Commission File No. 33-88796) of Dominion Bridge Corporation, formerly Cedar Group, Inc. (the "Company") of our report dated December 16, 1997, except as to
Note 21 which is as of January 16, 1998, on the financial statements of the Company as of and for the fiscal years ended September 30, 1997 and 1996 appearing in the Annual Report on Form 10-K for the year ended September 30,
 1997 and 1996 appearing in the Annual Report on Form 10-K.




Chartered Accountants


January 16, 1998